Exhibit 99.1

Marvell Technology Group Ltd. Declares Quarterly Dividend Payment

SANTA CLARA, Calif. (June 15, 2017) – Marvell (NASDAQ:MRVL), a leader in storage, networking and connectivity semiconductor solutions, today declared a quarterly dividend of $0.06 per share of common stock payable on July 21, 2017 to stockholders of record as of July 5, 2017.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, networking and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial and consumer markets. To learn more, visit: www.marvell.com.

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